FOR IMMEDIATE RELEASE

June 23, 1999

Contact:  Investors  Susan Carr (704-386-8059) or
          Media      Bob Stickler (704-386-8465)

BANK OF AMERICA DIRECTORS AUTHORIZE REPURCHASE OF UP TO 130 MILLION SHARES

CHARLOTTE, NC, June 23, 1999 - The Bank of America Corporation Board of Directors today authorized the repurchase of up to 130 million shares of the company's common stock.

The purchases would be made from time to time either in the open market or through private transactions, including accelerated buyback programs, over the next 18 to 24 months. The 130 milion shares represents approximately
7.5 percent of Bank of America's 1.74 billion shares outstanding on March 31, 1999.

"Due to our sizeable earnings stream Bank of America has, and is generating, capital in excess of what is needed to support our operations and to make necessary and profitable future investments in our business," said Hugh L. Mccoll, Jr., chairman and chief executive officer. "The most efficient way of returning this excess capital to our shareholders is to buy back our stock.

"This action reflects our strategies to focus efforts on developing our current franchise, to more efficiently use our balance sheet, and to significantly improve our returns in various business lines," he said. "The combined result of these initiatives should be to enhance shareholder value significantly."

more

Bank of America Corporation, with $614 billion in total assets, is the largest bank in the United States. It has full-service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial transactions in 190 countries. Bank of America Corporation stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo
Stock Exchange.

                               www.bankofamerica.com